Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2011 Q2 RESULTS

PARK CITY, Utah, Apr 28/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2011 second quarter ended March 31, 2011.  Net sales for the fiscal 2011 second quarter were $49.5 million compared to $47.9 million for the same quarter of fiscal 2010.  For the second quarter of fiscal 2011, net income was $4.6 million, or $0.44 diluted earnings per share, compared to net income of $5.1 million, or $0.49 diluted earnings per share, for the same quarter of fiscal 2010.

Net sales for the six months ended March 31, 2011 were $94.8 million compared to $92.7 million for the same period in fiscal 2010.  For the six months ended March 31, 2011, net income was $8.5 million, or $0.81 per diluted share, compared to net income of $9.0 million, or $0.86 per diluted share, for the same period of fiscal 2010.

Operating cash flow for the six months ended March 31, 2011 was $15.7 million compared to $11.0 million for the same period of fiscal 2010.  This operating cash flow was primarily used to invest $7.4 million in acquisitions of branded natural product businesses, $3.4 million in purchases of property and equipment, $1.9 million in repurchases of common stock and $1.0 million to repay net borrowings on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2011 second quarter net sales growth was primarily attributable to acquisitions completed during the previous twelve months.  Net income, cash flow and EBITDA remained strong but were impacted slightly by the consolidation and relocation costs of acquired businesses.  The health and natural foods retail market remains solid although competitive regarding promotions and incentives.  Individual and chain retail success appears mixed as many stores continue to encounter the headwinds of a sluggish economic environment.”

Mr. Gay continued, “We continue to repurchase our stock in the open market at what we believe are favorable multiples, invest internally in operational labor-saving improvements and actively pursue potential acquisitions. The refitting and expansion of our recently acquired liquid manufacturing facility is estimated to take another nine months.  We have already relocated the manufacturing operations of two recent acquisitions to this facility and will move a couple of other lines during our third quarter.  We continue to focus on identifying acquisitions that enable us to leverage our facilities, utilize our national sales assets and distribution capabilities as well as provide innovative products we don’t currently sell.  Management appreciates the ongoing support from our investors and employees in growing our company.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 5,500 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2011 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2011	2010
Assets
Current assets, net	$60,653	$58,294
Property, plant and equipment, net	66,233	61,733
Goodwill	6,161	5,338
Other non-current assets, net	31,064	30,966
	$164,111	$156,331

Liabilities and Stockholders’ Equity
Current liabilities	$19,053	$45,673
Long-term liabilities	28,499	1,739
Stockholders’ equity	116,559	108,919
	$164,111	$156,331

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2011	2010	2011	2010
Net sales	$49,549	$47,896	$94,792	$92,735
Cost of sales	24,135	22,553	45,916	43,918
Gross profit	25,414	25,343	48,876	48,817
Operating expenses
Selling, general and administrative	17,512	16,679	34,247	33,428
Amortization of intangible assets	404	314	794	612
Income from operations	7,498	8,350	13,835	14,777
Interest and other (income) expense, net	338	147	509	256
Income before provision for income taxes	7,160	8,203	13,326	14,521
Provision for income taxes	2,608	3,102	4,827	5,476

Net income	$4,552	$5,101	$8,499	$9,045

Net income per common share
Basic	$0.44	$0.49	$0.82	$0.87
Diluted	0.44	0.49	0.81	0.86

Weighted average common shares outstanding
Basic	10,371,037	10,385,927	10,374,816	10,437,342
Diluted	10,425,564	10,478,686	10,443,867	10,524,607

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2011	2010	2011	2010

Net income	$4,552	$5,101	$8,499	$9,045
Provision for income taxes	2,608	3,102	4,827	5,476
Interest and other (income) expense, net (1)	338	147	509	256
Depreciation and amortization	2,033	1,767	3,975	3,527

EBITDA	$9,531	$10,117	$17,810	$18,304

(1)          Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other (income) expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.